October 2, 2024

Aduro Clean Technologies Inc.
542 Newbold St.
London, Ontario N6E 2S5
Canada

Re: Aduro Clean Technologies Inc.

Registration Statement on Form F-1

Dear Sirs/Mesdames:

We have acted as counsel for Aduro Clean Technologies Inc., a British Columbia corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of an aggregate of up to 1,263,736 common shares of the Company (the "Shares"), including up to 164,835 common shares of the Company that may be sold pursuant to the underwriter's exercise of an option to purchase additional common shares of the Company, pursuant to a registration statement on Form F-1 (File No. 333-280955), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and an underwriting agreement to be entered into between the Company and the underwriters, Craft Capital Management LLC and EF Hutton LLC (the "Underwriting Agreement"), substantially in the form filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined the following documents:

(a) the notice of articles of the Company

(b) the articles of the Company;

(c) the resolutions adopted by the board of directors of the Company pertaining to the Shares;

(d) the Registration Statement; and

(e) the prospectus constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Bentall 5 550 Burrard St Suite 2501 Vancouver, BC V6C 2B5 (604) 674-9170 (604) 674-9245 Fax cozen.com

October 2, 2024 Page 2

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company.

This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Commission

Yours truly,

/s/ Cozen O'Connor LLP